Exhibit 10(iv)

THIS DEBENTURE, AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE “SECURITIES”), HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR PROVISION OR EXEMPTION FROM REGISTRATION PURSUANT TO REGULATION D AND/OR SECTION 4(2) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMEMDED (THE “ACT”) AND ARE RESTRICTED SECURITIES THAT MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED UNDER THE ACT, OR EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT. THE COMPANY WILL BE PROVIDED WITH AN OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH SAFE HARBORS OR EXEMPTIONS ARE AVAILABLE. FURTHER HEDGING TRANSACTION INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE ACT.

AMENDED AND RESTATED SECURED DEBENTURE

ComCam International, Inc.

7% Debenture
Due August 1, 2010 (the “Maturity Date”)

July 10, 2009     $151,185.91

     This Amended and Restated Debenture (this “Debenture”) is issued by Comcam International, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”), to HNI, LLC (together with its permitted successors and assigns, the “Holder”) pursuant to exemptions or safe harbors from registration under the Securities Act of 1933, as amended. This Debenture amends and restates that certain Secured Debenture in the original principal amount of $125,000 and with a maturity date of February 14, 2009 (as amended by that certain Allonge to Secured Debenture dated September 28, 2007 and that certain Second Allonge to Secured Debenture dated February 14, 2008) issued by the Company and ComCam, Inc. (“ComCam”) to the Holder (the “Original Debenture”) in consideration for the Holder’s sale and assignment of certain assets to ComCam pursuant to that certain Asset Purchase Agreement between ComCam and Holder dated as of February 14, 2007 (as amended and in effect, the “Purchase Agreement”). As of the date of this Debenture, the Holder and the Company hereby acknowledge and agree that: (i) the outstanding principal amount of the Original Debenture plus all accrued and unpaid interest (including default interest) is $151,185.91 (the “Outstanding Amount”); (ii) ComCam is hereby released from any and all obligations under (x) this Debenture, (y) that certain Guaranty executed by ComCam dated as of September 28, 2007, (z) that certain Joinder, Amendment and Consent Agreement among the Company, the Holder and ComCam dated as of September 28, 2007, and (z) the Security Agreement (as defined below); (iii) this Debenture shall be deemed to substitute the Original Debenture, which shall be terminated and of no further force or effect upon the issuance of this Debenture, it being the intention of the Company and the Holder to provide for the repayment of the Outstanding Amount pursuant to the terms of this Debenture; and (iv) except as provided in the foregoing clauses (ii) and (iii), any and all other documents executed in connection with the Original Debenture, including without limitation the Purchase Agreement and the Security Agreement (as defined below), remain in full force and effect and have not been modified or amended in any respect.

Exhibit 10(iv)

     The Company hereby represents and warrants that all of the right, title and interest in those assets and properties which were originally sold and transferred by the Holder to ComCam under the Purchase Agreement, and in which the Holder holds a security interest under the Security Agreement, is held on the date hereof by the Company, and the Company is not in breach of any of its obligations under the Security Agreement nor shall it be in breach of any of its obligations under the Security Agreement after giving effect to this Debenture.

The Company agrees to issue to Holder or any transferees of Holder from time to time a replacement note or notes in the form hereof and in such denominations as the Holder may request to facilitate such transfers and assignments permitted herein. In addition, the Company also agrees to issue a replacement note if this Debenture has been lost, stolen, mutilated or destroyed.

ARTICLE I.

     Section 1.01     Principal and Interest. For value received on February 14, 2007 pursuant to the Purchase Agreement, as well as other good and valuable consideration, the Company hereby promises to pay to the order of Holder in lawful money of the United States of America and in immediately available funds the principal sum of $151,185.91, together with interest on the unpaid principal of this Debenture at the rate of seven percent (7%) per year (computed on the basis of the 365-day year and the actual days elapsed), compounded annually, from the date of this Debenture until fully paid. Commencing September 1, 2009 and continuing on the 1st day of each succeeding calendar month thereafter until the Maturity Date, the outstanding principal amount of this Debenture, plus accrued and unpaid interest thereon, shall be payable in consecutive monthly installments, according to the amortization schedule attached hereto as Schedule I, provided that any then unpaid principal amount of this Debenture, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date. Overdue principal and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable under this Debenture shall bear interest from and including the Maturity Date hereof until paid, compounded daily and payable on demand, at a rate per annum equal to twelve percent (12%) or the highest interest rate permitted by applicable law, whichever is lower. As security for the Company’s obligations under the Original Debenture, the Company has granted to the Holder a first priority security interest in certain property of the Company as set forth in that certain Security Agreement dated as of February 14, 2007 between the Company and the Holder (as amended and in effect, the “Security Agreement”), and the Company hereby acknowledges and agrees that the security interest granted therein shall continue to secure the Company’s obligations under this Debenture, which security interest is hereby confirmed and restated.

Exhibit 10(iv)

ARTICLE II.

     Section 2.01     Amendments and Waiver of Default; Remedies. This Debenture may be amended with the consent of Holder pursuant to Section 5.04. Without the consent of Holder, this Debenture may be amended to cure any ambiguity, defect or inconsistency, to provide assumption of the Company obligations to the Holder or to make any change that does not adversely affect the rights of the Holder. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default (as defined in Section 3.01 below) occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Debenture or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder. The Holder may waive any past Event of Default hereunder and its consequences, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

ARTICLE III.

     Section 3.01     Events of Default. An “Event of Default” is defined as follows: (a) failure by the Company to pay amounts due hereunder within fifteen (15) days of the due date therefor, or failure of the Company and/or ComCam to pay amounts due under the Purchase Agreement, Security Agreement, any other Ancillary Document (as defined by the Purchase Agreement) or any other agreement between the Holder and the Company and/or ComCam on the due date therefor; (b) failure by the Company and/or ComCam for thirty (30) days after notice to it to comply with any of its covenants and agreements in this Debenture, the Purchase Agreement, the Security Agreement, any other Ancillary Document (as defined in the Purchase Agreement), or any other agreement between the Holder and the Company and/or ComCam, other than the non-payment failures which are covered by subsection (a) above; (c) events of bankruptcy or insolvency; or (e) any representation, warranty or statement of fact made by the Company and/or ComCam in this Debenture, the Purchase Agreement, the Security Agreement, any other Ancillary Document (as defined by the Purchase Agreement) or any other agreement, schedule, confirmatory assignment or otherwise in connection with the transactions contemplated hereby shall when made or deemed made be false or misleading in any material respect. The Holder may not enforce this Debenture except as provided herein.

In each case where an Event of Default occurs (other than an Event of Default specified in subsection (c) above), the Holder, by notice to the Company, may, in its sole discretion, declare this Debenture plus all accrued and unpaid interest thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; provided that if an Event of Default specified in subsection (c) occurs, this Debenture plus all accrued and unpaid interest thereon shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

ARTICLE IV.

     Section 4.01     Intentionally Omitted.

Exhibit 10(iv)

ARTICLE V.

Section 5.01     Notice. Notices regarding this Debenture shall send to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company:          Comcam International, Inc.
                1140 McDermott Drive Suite 200
                West Chester, PA 19380
                    Telephone: (610) 436-8089
                    Facsimile: (610) 436-8079

If to the Holder:               HNI, LLC
                    c/o Next Generation Ventures
                    200 Corporate Place, 2nd Bldg., 3rd Floor
                    Rocky Hill, CT 06067
                    Attn: Thomas A. Conroy

Telephone: (860) 257-4262

Facsimile: (860) 257-4525

With a copy to:

Updike, Kelly & Spellacy, P.C.

One Century Tower

265 Church Street

New Haven, CT 06510

Attn: Gregg J. Lallier

Telephone: (203) 786-8313

Facsimile: (203) 772-2037

All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Debenture shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (i) on the date of service if delivered personally; (ii) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (iii) on the third (3rd) day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 5.01; or (iv) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 5.01.

     Section 5.02     Governing Law. This Debenture shall be deemed to be made under and shall be construed in accordance with the laws of the State of Connecticut without giving effect to any principles of conflict of the laws that would require the application of laws of any other state. Each of the parties consents to the jurisdiction of the U.S. District Court in the State of Connecticut in connection with any dispute arising under this debenture and hereby waives, to the maximum extent permitted by law, any objection, including the objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

     Section 5.03     Severability. The invalidity of any of the provisions of this Debenture shall not invalidate or otherwise affect any of the other provisions of this Debenture, which shall remain in full force effect.

Exhibit 10(iv)

     Section 5.04     Entire Agreement and Amendments. This Debenture, along with the Purchase Agreement, Security Agreement, and other Ancillary Documents (as defined by the Purchase Agreement), represent the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

     Section 5.05     Assignment of Debenture. Holder may assign, transfer, sell or otherwise dispose of its right, title or interest in this Debenture to any other person, without the prior written consent of the Company, in Holder’s sole discretion. Company shall not assign its rights or obligations under this Debenture to any person or entity, except with the prior written consent of the Holder, and any assignment in contravention of the foregoing shall be null and void, and of no effect.

IN WITNESS WHEREOF, with the intent to legally bound hereby, the Company has executed this Debenture as of the date first written above.

                         COMCAM INTERNATIONAL, INC.

                         By: /s/ Don Gilbreath
                         Name: Don Gilbreath
                         Title: Chief Executive Officer

Schedule I

Period	Due Date	Payment	Interest	Principal	Balance
					$151,185.91
1	9/1/09	13,081.62	881.92	12,199.70	138,986.21
2	10/1/09	13,081.62	810.75	12,270.87	126,715.34
3	11/1/09	13,081.62	739.17	12,342.45	114,372.89
4	12/1/09	13,081.62	667.18	12,414.44	101,958.45
5	1/1/10	13,081.62	594.76	12,486.86	89,471.59
6	2/1/10	13,081.62	521.92	12,559.70	76,911.89
7	3/1/10	13,081.62	448.65	12,632.97	64,278.92
8	4/1/10	13,081.62	374.96	12,706.66	51,572.26
9	5/1/10	13,081.62	300.84	12,780.78	38,791.48
10	6/1/10	13,081.62	226.28	12,855.34	25,936.14
11	7/1/10	13,081.62	151.29	12,930.33	13,005.81
12	8/1/10	13,081.62	75.87	13,005.81	0.00